Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S-1 (333-201168) and S3 (Nos. 333−127663, 333-151302, 333-167124 and 333-189982) and Form S8 (Nos. 333-151097, 333-143448, 333−85436 and 333−47882) of our report dated March 25, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed March 25, 2016.

/s/ EISNERAMPER LLP
Iselin, New Jersey
March 25, 2016